EXHIBIT 99.1

ACADIA Pharmaceuticals Inc.

Description of Executive Officer Annual Incentive Cash Compensation Program

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of ACADIA Pharmaceuticals Inc. (the “Company”) has recommended to the Board, and the Board has approved, incentive cash compensation for the Company’s executive officers pursuant to an annual incentive cash compensation program. The program will provide for an annual incentive cash compensation target equal to a percentage of each executive’s base salaries as follows: 50% for Uli Hacksell, CEO; 35% for Roger Mills, Executive Vice President, Development and Thomas Aasen, Vice President and CFO; and 30% for Brian Lundstrom, Senior Vice President, Business Development, John Kaiser, Vice President, Strategic Marketing & Commercial Development and Bo-Ragnar Tolf, Vice President, Chemistry; provided that, in connection with joining the Company, Mr. Kaiser’s bonus for the 2008 calendar year was fixed at $60,500.

Under the program, after the completion of each fiscal year the Committee recommends to the Board for approval for each executive a bonus that will be equal to an amount from 0 to 150% of the applicable target amount. In making its recommendations, the Committee assesses the level of achievement of specific criteria by the executive and the Company. These criteria include the achievement of research and development milestones, including the advancement of the Company’s clinical programs and the Company’s preclinical assets toward clinical development; and other criteria the disclosure of which would reveal confidential business information and plans of the Company.